Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Infinity Pharmaceuticals, Inc.

Monique Allaire, 617-453-1105

Monique.Allaire@infi.com

http://www.infi.com

INFINITY REPORTS RECENT R&D HIGHLIGHTS AND SECOND QUARTER 2009 RESULTS

— Infinity Distinctively Well-Capitalized to Advance Its Innovative Product Pipeline —

CAMBRIDGE, Mass. – August 5, 2009 – Infinity Pharmaceuticals, Inc. (NASDAQ: INFI), an innovative cancer drug discovery and development company, today reviewed recent R&D highlights, provided updated 2009 guidance, and announced second quarter 2009 financial results.

“Infinity’s recent results illustrate the solid foundation we have built to advance our mission of bringing important new medicines to patients and creating value for shareholders,” said Steven H. Holtzman, chair and chief executive officer, Infinity. “Our existing cash resources and committed R&D funding allow us to advance our pipeline of clinical candidates without having to resort to dilutive financing in the near term. This, together with our ownership of the U.S. marketing rights for all of our oncology product candidates and worldwide ownership of our Hsp90 program, uniquely positions us to deliver sustainable shareholder value in the longer term.”

Hsp90 Chaperone Inhibitor Program Highlights

Infinity presented promising clinical data from two trials of IPI-504 (retaspimycin hydrochloride), the company’s intravenous heat shock protein 90 (Hsp90) chaperone inhibitor, during the recent 2009 American Society for Clinical Oncology (ASCO) Annual Meeting. Preliminary data reported from the Phase 2 portion of a study of single-agent IPI-504 in patients with advanced non-small cell lung cancer (NSCLC) showed a 14.2 percent overall response rate (ORR) in patients with wild-type epidermal growth factor receptor (EGFR) expression (n=28); all four responses were partial responses. Estimated progression free survival for these patients was 3.9 months. Together, these results compare favorably to other treatments frequently used in this stage disease. No responses were reported in the data presented in patients with mutant EGFR expression (n=19) or in patients with an unknown EGFR status (n=10). IPI-504 was generally well-tolerated in this study. The trial completed enrollment in April 2009, and data collection and analysis are ongoing. Infinity anticipates announcing plans for future development of IPI-504 in NSCLC in late 2009.

Also during ASCO, Infinity reported on the combination of IPI-504 with Taxotere® (docetaxel) based on preliminary data from a Phase 1b dose-escalation study. Data from multiple schedules of administration showed that the combination regimen was generally well-tolerated in patients (n=22) with a variety of different solid tumor malignancies, and pharmacokinetic data showed that IPI-504 did not affect the clearance of Taxotere. Data reported also showed evidence of anti-tumor activity of IPI-504, with one partial response in a patient with metastatic pancreatic cancer refractory to chemotherapy, and six additional patients who experienced stable disease for at least three months. Infinity plans to evaluate IPI-504 on additional schedules of administration in this trial.

Infinity is also evaluating Hsp90 chaperone inhibition in two other ongoing studies: a Phase 2 trial evaluating IPI-504 in combination with Herceptin® (trastuzumab) in patients with HER2-positive metastatic breast cancer, and a Phase 1 trial of IPI-493, the company’s oral Hsp90 chaperone inhibitor, in patients with advanced solid tumors.

Infinity is currently amending the protocols for all of its ongoing Hsp90 chaperone inhibitor studies. These protocol modifications have been reviewed by the U.S. Food and Drug Administration and are being reviewed by clinical sites. During this review period, Infinity stopped enrolling new patients in these studies. Infinity anticipates that it will resume enrolling new patients in its Hsp90 chaperone inhibitor studies beginning in the third quarter of 2009.

Infinity anticipates presenting preliminary data from its Phase 2 studies in HER2-positive breast cancer and NSCLC in 2010, and expects to publish final results from the RING study of IPI-504 in patients with refractory gastrointestinal stromal tumors in early 2010.

Hedgehog Pathway Inhibitor Program Highlights

Infinity is currently evaluating a novel Hedgehog signaling pathway inhibitor, IPI-926, in a Phase 1 clinical trial in patients with advanced solid tumors. Recently, Infinity announced the publication of two new scientific papers featuring IPI-926 that further support Hedgehog pathway inhibition as a promising new approach to cancer treatment. A paper published in the May 21, 2009, issue of Science demonstrated that administration of IPI-926 in combination with gemcitabine in a preclinical transgenic mouse model of chemo-resistant pancreatic cancer increased tumor cell death, resulting in a reduction of tumor size and increased survival. These data suggest that IPI-926 may enhance the ability of chemotherapeutic agents to access and kill tumor cells.

In July 2009, Infinity scientists published a paper in the Journal of Medicinal Chemistry that provided detailed insights into the synthetic and medicinal chemistry efforts to develop IPI-926. The paper discussed how, beginning with a plant-derived natural product that antagonizes the Hedgehog pathway, Infinity performed a sequence of innovative chemical transformations leading to the discovery of IPI-926. The paper highlighted data regarding the improvements in potency, solubility, oral bioavailability, and in vivo and in vitro biological activity of IPI-926 relative to the starting natural product.

Infinity has previously presented data demonstrating the anti-tumor activity of IPI-926 in a number of preclinical studies, including in models of pancreatic cancer, small cell lung cancer, and medulloblastoma. IPI-926 has also shown excellent pharmaceutical properties, including oral bioavailability, long plasma half-life and duration of action, and dose-dependent inhibition of tumor growth.

Second Quarter 2009 Financial Results

Infinity ended the second quarter of 2009 with $150.4 million in cash and investments.

Total revenue for the second quarter of 2009 was $13.2 million. This revenue was comprised of $12.4 million for reimbursed R&D services and $0.7 million from the amortization of the deferred revenue associated with the grant of licenses under Infinity’s global strategic alliance with Mundipharma International Corporation Ltd. and Purdue Pharmaceutical Products, L.P. This alliance which encompasses development and discovery activities for all of Infinity’s pipeline, excluding the company’s Hsp90 chaperone inhibitor and Bcl-2 programs.

R&D expense was $20.7 million for the second quarter of 2009, compared to $10.8 million for the second quarter of 2008. These results reflect the accounting for Infinity’s program collaborations:

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In the second quarter of 2009, all $12.4 million in reimbursable expenses related to Infinity’s alliance with Mundipharma and Purdue is recorded as R&D expense; this amount is also recorded as collaborative R&D revenue.

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Infinity’s R&D expense of $10.8 million for the second quarter of 2008 reflected total R&D expenditures by Infinity of $15.3 million, less $4.5 million that Infinity recorded as a credit to R&D expense under the cost sharing provisions of its previous alliance with AstraZeneca for Infinity’s Hsp90 chaperone inhibitor program. In December 2008, Infinity reacquired from AstraZeneca all worldwide development and commercialization rights to this program. Therefore, there was no credit recorded to research and development expense in the second quarter of 2009.

In addition to the effect of the AstraZeneca reimbursed amounts, the increase in R&D expense in the second quarter of 2009 is primarily due to increased personnel, preclinical, and pharmaceutical development expenses to support Infinity’s advancing product development pipeline.

General and administrative expense was $5.7 million for the second quarter of 2009 as compared to $3.7 million in the second quarter of 2008. The increase primarily reflects increased personnel, consulting (principally relating to early commercial development), and patent expenses.

In the second quarter of 2009, Infinity received $1.7 million from the National Institutes of Health related to contract work performed by Discovery Partners International, Inc. from August 2004 through June 2006. Infinity was entitled to receive these funds under the terms of its September 2006 reverse merger with Discovery Partners. Infinity does not expect any such income in future periods.

Infinity’s net loss for the second quarter of 2009 was $11.3 million as compared to a net loss of $11.1 million for the second quarter of 2008. Basic and diluted loss per common share was $0.43 for the second quarter of 2009, compared to $0.57 for the second quarter of 2008.

2009 Financial Guidance

Based on its current operating plan, Infinity reiterates an anticipated year-end cash and investments balance of $127-$137 million, excluding any amounts that Infinity may draw under the $50 million line of credit available to it from Purdue. Infinity continues to project that it has sufficient capital, including the proceeds from this line of credit, to support its current operating plan into 2013.

Conference Call on Thursday, August 6, 2009, at 8:30 a.m. Eastern Time

Infinity management will host a conference call on Thursday, August 6, 2009, at 8:30 a.m. EDT to discuss the quarter results and provide an R&D update. A live webcast of the conference call can be accessed in the Investors/Media section of Infinity’s website at http://www.infi.com. Callers may participate in the call by dialing 1-877-723-9522 (domestic) and 1-719-325-4754 (international) five minutes prior to the start time. An archived version of the webcast will be available on Infinity’s website for 30 days.

About Infinity Pharmaceuticals, Inc.

Infinity is an innovative cancer drug discovery and development company seeking to discover, develop, and deliver to patients best-in-class medicines for the treatment of cancer and related conditions. Infinity combines proven scientific expertise with a passion for developing novel small molecule drugs that target emerging cancer pathways. Infinity’s two most advanced programs in Hsp90 chaperone inhibition and Hedgehog signaling pathway inhibition are evidence of its innovative approach to oncology drug discovery and development. For more information on Infinity, please refer to the company’s website at http://www.infi.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that could cause actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. Such forward-looking statements include those regarding the therapeutic potential of Infinity’s Hsp90 chaperone and Hedgehog signaling pathway inhibitors, estimates of 2009 financial performance, the expectation that Infinity will have capital to support its current operating plan into 2013, the presentation or publication of clinical data for IPI-504, the timing for the recommencement of enrollment in clinical trials of IPI-504 and IPI-493, and the timing for the announcement of Infinity’s clinical strategy for IPI-504 in non-small cell lung cancer. Such statements are subject to numerous factors, risks and uncertainties that may cause actual events or results to differ materially from the company’s current expectations. For example, there can be no guarantee that Infinity’s strategic alliance with Mundipharma and Purdue will continue for its expected term or that it will fund Infinity’s programs as agreed, or that any product candidate Infinity is developing will successfully complete necessary preclinical and clinical development phases. Further, there can be no guarantee that any positive developments in Infinity’s product portfolio will result in stock price appreciation. Management’s expectations could also be affected by risks and uncertainties relating to: results of clinical trials and preclinical studies, including subsequent analysis of existing data and new data received from ongoing and future studies; the content and timing of decisions made by the U.S. Food and Drug Administration and other regulatory authorities, investigational review boards at clinical trial sites, and publication review bodies; Infinity’s ability to enroll patients in its clinical trials; unplanned cash requirements and expenditures; and Infinity’s ability to obtain, maintain and enforce patent and other intellectual property protection for any product candidates it is developing. These and other risks which may impact management’s expectations are described in greater detail under the caption “Risk Factors” included in Infinity’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission on May 6, 2009. Any forward-looking statements contained in this press release speak only as of the date hereof, and Infinity expressly disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Taxotere® and Herceptin® are registered trademarks of sanofi-aventis llc, and Genentech, Inc., respectively.

INFINITY PHARMACEUTICALS, INC.

Condensed Consolidated Balance Sheets

(unaudited)

	June 30, 2009	December 31, 2008
Cash, cash equivalents and available-for-sale securities, including long term	$150,351,434	$126,771,687
Other current assets	2,546,484	9,846,179
Property and equipment, net	5,802,078	5,320,439
Loan commitment asset from Purdue entities, net	16,886,025	17,319,000
Other long-term assets	1,409,904	1,360,203

Total assets	$176,995,925	$160,617,508

Current liabilities	$16,860,798	$16,030,742
Deferred revenue from Purdue entities, less current portion	37,348,897	21,939,251
Other long-term liabilities	2,368,900	2,352,048
Total stockholders’ equity	120,417,330	120,295,467

Total liabilities and stockholders’ equity	$176,995,925	$160,617,508

INFINITY PHARMACEUTICALS, INC.

Condensed Consolidated Statements of Operations

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Collaborative research and development revenue *	$13,165,097	$2,500,000	$22,594,255	$13,891,458

Operating expenses:
Research and development	20,712,775	10,775,172	41,954,301	19,296,885
General and administrative	5,681,381	3,682,434	11,011,589	7,453,683

Total operating expenses	26,394,156	14,457,606	52,965,890	26,750,568

Loss from operations	(13,229,059)	(11,957,606)	(30,371,635)	(12,859,110)

Other (expense)/income:
Interest expense	(433,302)	(6,057)	(433,671)	(17,687)
Income from residual funding after reacquisition of Hsp90 program	—	—	12,450,000	—
Income from NIH reimbursement	1,745,386	—	1,745,386	—
Interest and investment income	591,985	815,199	1,334,478	2,150,823

Net other income	1,904,069	809,142	15,096,193	2,133,136

Net loss	$(11,324,990)	$(11,148,464)	$(15,275,442)	$(10,725,974)

Basic and diluted loss per common share	$(0.43)	$(0.57)	$(0.59)	$(0.54)

Basic and diluted weighted average number of common shares outstanding	26,118,758	19,729,094	26,015,348	19,703,318

*	2009 amounts from Purdue entities only

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